EXHIBIT 99.1

CONSENT OF GEORGE P. SCANLON

September 21, 2012

I hereby consent to the use of my name as a nominee for director of Remy International, Inc., in its Registration Statement on Form S-1, and in all amendments and post-effective amendments or supplements thereto, including the prospectus contained therein.

/s/ George P. Scanlon
George P. Scanlon